Exhibit 21

Subsidiaries of Kingsway Financial Services Inc.

Subsidiaries	Jurisdiction of Incorporation/Organization
Kingsway General Insurance Company	Ontario
Red Shield (Barbados) Inc.	Barbados
Kingsway America II Inc.	Delaware
Kingsway America Inc.	Delaware
Argo Holdings Fund I, LLC	Delaware
Argo Management Group, LLC	Delaware
Ravix Acquisition LLC	Delaware
Ravix Group, Inc	Delaware
CSuite Financial Partners, LLC	California
Kingsway Amigo Insurance Company	Florida
Kingsway Warranty Holdings LLC	Delaware
Geminus Holding Company, Inc	Delaware
Prime Auto Care Inc	Delaware
The Penn Warranty Corporation	Pennsylvania
Geminus Reinsurance Company, LTD	Turks and Caicos
IWS Acquisition Corporation	Florida
PWI Holdings, Inc	Pennsylvania
Preferred Warranties, Inc	Pennsylvania
Preferred Nationwide Reinsurance Company, Ltd	Turks and Caicos
Trinity Warranty Solutions, LLC	Delaware
Kingsway Search Xcelerator Inc.	Delaware
Kingsway Plumbing Holdco LLC	Delaware
Efficient Plumbing, LLC	Nebraska
M.L.C. Plumbing, LLC	Indiana
Advanced Plumbing & Drain, LLC	Delaware
Longhorns Acquisition LLC	Delaware
Roundhouse Electric & Equipment Co., Inc.	Texas
Pegasus Acquirer Holdings LLC	Delaware
Secure Nursing Service LLC	Delaware
DDI Acquisition LLC	Delaware
Digital Diagnostics Inc	Florida
Vertical Market Solutions LLC	Delaware
Systems Products International Inc	Florida
@Work International Pty LTD	Australia
Steel Bridge Acquisition LLC	Delaware
Image Solutions LLC	North Carolina